Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Non-Plan Inducement Restricted Stock Unit Award Agreement of Telenav, Inc. of our reports dated August 29, 2013, with respect to the consolidated financial statements and schedule of Telenav, Inc. and the effectiveness of internal control over financial reporting of Telenav, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2013 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
May 8, 2014